Exhibit 7.9

EXECUTION VERSION

Made on the March 22, 2013

BY:

YU CHUAN YIH

and

KA MAN AU

IN FAVOUR OF:

URBAN PROSPERITY HOLDING LIMITED

SHARE CHARGE

TABLE OF CONTENTS

1.	INTERPRETATION	4
2.	CHARGORS’ REPRESENTATIONS AND WARRANTIES	6
3.	CHARGORS’ COVENANTS	7
4.	SECURITY	8
5.	DEALINGS WITH CHARGED PROPERTY	9
6.	PRESERVATION OF SECURITY	10
7.	ENFORCEMENT OF SECURITY	13
8.	FURTHER ASSURANCES	16
9.	INDEMNITIES	17
10.	POWER OF ATTORNEY	18
11.	EXPENSES	19
12.	NOTICES	20
13.	ASSIGNMENTS	21
14.	MISCELLANEOUS	21
15.	LAW AND JURISDICTION	22

SCHEDULE A	SHARE TRANSFER FORM
SCHEDULE B	PROXY
SCHEDULE C	UNDERTAKING FROM THE COMPANY

THIS SHARE CHARGE is made on March 22, 2013

BY:

Mr. Yu Chuan Yih, an individual (HKID number K768853(9)) (the “Primary Chargor”), and Ms. Ka Man Au, an individual (HKID number G035771(4)) (the “Secondary Chargor” and together with the “Primary Chargor”, the “Chargors” and each, a “Chargor”);

IN FAVOUR OF:

Urban Prosperity Holding Limited, a company incorporated under the laws of the Cayman Islands and having its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (the “Chargee”)

WHEREAS:

(A)	Reference is hereby made to that certain Loan Agreement, dated as of March 23, 2013 (the “Loan Agreement”), between the Chargee and the Primary Chargor, as the borrower, in relation to two fully recourse loans provided, or to be provided, by the Chargee to the Primary Chargor and evidenced, or to be evidenced, by a promissory note each, each under the terms and conditions of the Loan Agreement. Capitalized terms used herein but not defined shall have the meaning given to them in the Loan Agreement.

(B)	As security for the obligations of the Primary Chargor under the Loan Documents, the Chargors have agreed to charge, inter alia, their interest in 3,390,053 ordinary shares of LJ International, Inc., a company incorporated under the laws of the British Virgin Islands (the “Company”), which represent all of the ordinary shares of the Company legally and/or beneficially owned by the Primary Chargor, of which 1,534,353 are registered in the name of the Primary Chargor in the register of members of the Company and 1,855,700 are held by the Secondary Chargor on behalf of the Primary Chargor.

NOW THIS CHARGE WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Charge, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Business Day”	means any day other than a Saturday, Sunday or public holiday in the British Virgin Islands or New York, USA;

“Charge”	means this share charge;

“Charged Property”	means all 3,390,053 ordinary shares of the Company as described in Recital (B), of which 1,534,353 ordinary shares relate to the First Tranche Loan (the “First Tranche Loan Charged Shares”) and the remaining 1,855,700 ordinary shares relate to the Second Tranche Loan (the “Second Tranche Charged Shares”) (the First Tranche Loan Charged Shares and the Second Tranche Loan Charged Shares are collectively referred to as the “Charged Shares”) and all dividends or other distributions, interest and other moneys paid or payable after the date hereof in connection therewith and all interests in and all rights accruing at any time to or in respect of all or any of the Charged Shares and all and any other property that may at any time be received or receivable by or otherwise distributed to the Chargors in respect of or in substitution for, or in addition to, or in exchange for, or on account of, any of the foregoing, including, without limitation, any shares or other securities resulting from the division, consolidation, change, conversion or reclassification of any of the Charged Shares, or the reorganization, merger or consolidation of the Company with any other body corporate, or the occurrence of any event which results in the substitution or exchange of the Charged Shares. For purposes of this Charge, and for the avoidance of doubt, “Charged Shares” shall refer only to the First Tranche Loan Charged Shares in the event the Second Tranche Loan, and all interest and other amounts payable in respect thereof, has been timely paid in full accordance with the Loan Documents, or, as applicable, shall refer only to the Second Tranche Loan Charged Shares in the event the First Tranche Loan, and all interest and other amounts payable in respect thereof, has been timely paid in full in accordance with the Loan Documents.

“Charged Shares”	has the meaning assigned thereto in the definition of Charged Property;

“Event of Default”	has the meaning assigned thereto in the Loan Agreement;

“Parties”	means the parties to this Charge collectively; and a “Party” means any one of them;

“Secured Obligations”	means all of the present and future payments and other obligations of the Chargors to the Chargee under the terms of this Charge and the Loan Documents;

“Security Interest”	means any charge, mortgage, pledge, lien, security interest or other encumbrance; and

“Security Period”	means the period commencing on the date of execution of this Charge and terminating upon discharge of the security created by this Charge by payment in full of the Secured Obligations.

1.2	In this Charge unless the context otherwise requires:

(a)	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

(b)	references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clauses hereof or paragraphs of the schedule in which the reference appears;

(c)	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa;

(d)	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated;

(e)	references to assets include property, rights and assets of every description; and

(f)	references to any document are to be construed as references to such document as amended or supplemented from time to time.

2.	CHARGORS’ REPRESENTATIONS AND WARRANTIES

Each Chargor hereby represents and warrants to the Chargee that:

2.1	The Charged Shares are beneficially owned and registered as described in Recital (B);

2.2	As of the date hereof, the Charged Shares comprise approximately 10.7% of the total outstanding ordinary shares of the Company (using 31,776,672 for purspoes hereof) and have been duly authorised and validly issued by the Company and are fully paid and non-assessable;

2.3	The obligations of such Chargor under this Charge shall rank senior to all other indebtedness of such Chargor, whether now or hereinafter existing;

2.4	Entry into this Charge by such Chargor and enforcement hereof by the Chargee will not contravene the terms of any agreement to which such Chargor is bound or to which the Charged Property are subject or the memorandum of association and articles of the Company;

2.5	The Chargors are the legal and/or beneficial owners of all of the Charged Property free from any Security Interest (other than those created by this Charge) and any options or rights of pre-emption;

2.6	The Chargors have full power and authority (i) to be the legal and/or beneficial owners of the Charged Property, (ii) to execute and deliver this Charge and (iii) to comply with the provisions of, and perform all his obligations under, this Charge;

2.7	This Charge constitutes such Chargor’s legal, valid and binding obligations enforceable against such Chargor in accordance with its terms except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally;

2.8	The entry into and performance by such Chargor of this Charge does not violate (i) any law or regulation of any governmental or official authority, or (ii) any agreement, contract or other undertaking to which such Chargor is a party or which is binding upon such Chargor or any of his or her assets; and

2.9	All consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Charge, if any, have been obtained and are in full force and effect.

3.	CHARGORS’ COVENANTS

The Primary Chargor hereby covenants with the Chargee:

3.1	To pay all amounts, interests, expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys as are stated in the Loan Documents and this Charge to be payable by the Chargors or to be recoverable from the Chargors by the Chargee (or in respect of which the Primary Chargor agrees in the Loan Documents and this Charge to indemnify the Chargee) at the times and in the manner specified in the Loan Documents and this Charge; and

3.2	To pay interest on any such amounts, interests, expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys referred to in Sub-Clause 3.1 from the date on which the relevant amount, interest, expense, liability, loss, cost, duty, fee, charge or other money is paid or discharged by the Chargee until the date of reimbursement thereof to the Chargee (both before and after any relevant judgment) at the rate described in Section 3 of the Loan Agreement such interest to be compounded in accordance with Section 3 of the Loan Agreement and payable on demand.

Each Chargor (with respect to the Secondary Chargor, to the extent any Charged Shares are held by the Secondary Chargor on behalf of the Primary Chargor) hereby covenants with the Chargee:

3.3	That such Chargor will not, without the prior written consent of the Chargee:

(a)	permit any person other than the Chargors, the Chargee or any transferee nominated by the Chargee on enforcement of this Charge to be the registered holder of any of the Charged Shares; or

(b)	permit any variation of the rights attaching to the Charged Shares.

4.	SECURITY

4.1	In consideration of the Chargee making the Loan available to the Borrower and as continuing security for the Secured Obligations, the Chargors as legal and/or beneficial owners hereby assign and agree to assign to the Chargee all benefits present and future, actual and contingent accruing in respect of the Charged Property and all the Chargors’ right, title and interest to and in the Charged Property including (without limitation) all voting and other consensual powers pertaining to the Charged Shares and hereby charge and agree to charge in favour of the Chargee all of their interest in the Charged Property by way of a first fixed charge.

4.2	The Chargors hereby agree to deliver, or cause to be delivered, to the Chargee, the following documents on the date of the execution of this Charge:

(a)	duly executed undated share transfers in respect of the Charged Shares in favour of the Chargee or its nominees in the form set out in Schedule A;

(b)	all share certificates (if any) representing the Charged Shares;

(c)	an executed undated irrevocable proxy made in respect of the Charged Shares in favour of the Chargee in respect of all general meetings of the Company in the form set out in Schedule B; and

(d)	an executed undertaking from the Company to procure entry in the share register of the Company of the details of this Charge and register transfers of the Charged Shares to the Chargee or its nominee in the form set out in Schedule C.

4.3	Subject to the transfer of certain Charged Shares held in Secondary Chargor’s name on behalf of the Primary Chargor from the Secondary Chargors to the Primary Chargor, the Chargors hereby covenant that during the Security Period they will remain the legal and/or beneficial owners of the Charged Property (subject only to the Security Interests hereby created) and that they will not:

(a)	create or suffer the creation of any Security Interests (other than those created by this Charge) on or in respect of the whole or any part of the Charged Property or any of their interest therein; or

(b)	sell, assign, transfer or otherwise dispose of any of their interest in the Charged Property (other than with respect to the dividend or distribution payments described in Paragraph 5.1(b));

in any such case without the prior consent in writing of the Chargee.

4.4	In the event of the closing of the Acquisition (as defined in the Loan Agreement), all the Charged Shares will be cancelled for nil consideration in the Merger and the Primary Chargor will subscribe for 3,390,053 newly issued ordinary shares (“Parent Shares”) of Flora Bloom Holdings, a Cayman Islands exempted company (“Parent”). In such event, the Primary Chargor agrees to pledge, assign, and grant to the Chargee a security interest in all of the Parent Shares upon substantially similar terms as this Charge, such that, for all purposes under this Charge and the Loan Agreement, all references to the “Charged Shares” shall refer to the Parent Shares. Immediately prior to the closing of the Acquisition (and as a condition to the draw down of the Second Tranche Loan), the Primary Chargor and the Secondary Chargor (to the extent any Charged Shares are held by the Secondary Chargor on behalf of the Primary Chargor) shall execute and do all such acts as the Chargee may reasonably request in order to give effect to the foregoing, including amending the Loan Documents and this Charge and procuring the entry in the share register of the Parent of the details of this Charge.

4.5	The Chargors shall remain liable to perform all the obligations assumed by them in relation to the Charged Property and the Chargee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by any of the Chargors to perform their obligations in respect thereof.

4.6	Upon the Chargee being satisfied that the Secured Obligations have been unconditionally and irrevocably paid and discharged in full, and following a written request therefor from the Primary Chargor, the Chargee will, subject to being indemnified to its reasonable satisfaction for the costs and expenses incurred by the Chargee in connection therewith, release the security constituted by this Charge. The Chargee will execute such release documentation as the Primary Chargor may reasonably request in connection with such release.

5.	DEALINGS WITH CHARGED PROPERTY

5.1	Unless and until an Event of Default has occurred (with respect to the Secondary Chargor, to the extent any Charged Shares are held by the Secondary Chargor on behalf of the Primary Chargor):

(a)	the Chargors shall be entitled to exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof for all purposes not inconsistent with the terms of this Charge and/or the Loan Documents;

(b)	the Chargors shall be entitled to receive and retain any distributions, interest or other moneys or assets accruing on or in respect of the Charged Property or any part thereof; and

(c)	the Chargors shall be entitled to receive all notices pertaining to the Charged Shares.

5.2	The Chargors shall pay all calls, instalments or other payments, and shall discharge all other obligations, which may become due in respect of any of the Charged Property and, in an Event of Default, the Chargee may if it reasonably thinks fit make such payments or discharge such obligations on behalf of the Chargors. Any sums so paid by the Chargee in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

5.3	The Chargee shall not have any duty to ensure that any distributions, interest or other moneys and assets receivable in respect of the Charged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption bonus, rights, preference, or otherwise on or in respect of, any of the Charged Property.

5.4	The Chargors hereby authorise the Chargee to arrange, upon and only upon the occurrence of an Event of Default, for the Charged Property or any part thereof to be registered in the name of the Chargee (or its nominee) thereupon to be held as so registered subject to the terms of this Charge.

6.	PRESERVATION OF SECURITY

6.1	It is hereby agreed and declared that:

(a)	the Security Interest created by this Charge shall be held by the Chargee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;

(b)	the Chargee shall not be bound to enforce any other security before enforcing the security created by this Charge;

(c)	no delay or omission on the part of the Chargee in exercising any right, power or remedy under this Charge shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Chargee may deem expedient; and

(d)	any waiver by the Chargee of any terms of this Charge shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

6.2	Any settlement or discharge under this Charge between the Chargee and the Chargors shall be conditional upon no security or payment to the Chargee by the Chargors or any other person being avoided or set-aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Chargee shall be entitled to recover from the Chargors on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

6.3	The rights of the Chargee under this Charge and the Security Interest hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including without limitation, and whether or not known to or discoverable by the Chargors, the Chargee or any other person:

(a)	any time or waiver granted to or composition with any person;

(b)	the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against or any person;

(c)	any legal limitation, disability, incapacity or other circumstances relating to any person;

(d)	any amendment or supplement to the Loan Documents, or any other document or security;

(e)	the dissolution, liquidation, merger, consolidation, reconstruction or reorganisation of any person; or

(f)	the unenforceability, invalidity or frustration of any obligations of any person under the Loan Documents, or any other document or security.

6.4

Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, neither Chargor shall by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Chargee of its rights under, or the security constituted by, this Charge or by virtue of any relationship between or transaction involving, such Chargor and the Company (whether such relationship or transaction shall constitute such Chargor a creditor of the Company, a guarantor of the obligations of the Company or a party subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Charge):

(a)	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by the Chargee or any person;

(b)	exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement;

(c)	exercise any right of set-off or counterclaim against the Company or any such co-surety;

(d)	receive, claim or have the benefit of any payment, distribution, security or indemnity from the Company or any such co-surety; or

(e)	unless so directed by the Chargee (when such Chargor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Chargee.

6.5	The Primary Chargor shall hold in trust for the Chargee and forthwith pay or transfer (as appropriate) to the Chargee any such payment (including an amount equal to any such set-off), distribution (other than such dividend or distribution payments described in Paragraph 5.1(b)) or benefit of such security, indemnity or claim in fact received by him.

6.6	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full, or the aggregate amount held by the Chargee in any account or accounts as described below is sufficient to satisfy and discharge the outstanding amount of the Secured Obligations in full, in each case, to the satisfaction of the Chargee, the Chargee may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Chargee for as long as it reasonably thinks fit, any moneys received, recovered or realised under this Charge or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any immediate obligation to apply the same or any part thereof in or towards the discharge of such amount.

7.	ENFORCEMENT OF SECURITY

7.1	Upon and only upon the occurrence of an Event of Default, the Security Interest hereby constituted shall become immediately enforceable and the Chargee may, at any time upon a written notice to the Chargors (except in the case of any event described in clause (g) of Section 11 of the Loan Agreement, in which case no such written notice is required) and without further notice to, or consultation with, or the consent of, the Chargors:

(a)	solely and exclusively exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof and may exercise such powers in such manner as the Chargee may think fit; and/or

(b)	receive and retain all dividends, interest, distributions or other moneys or assets accruing on or in respect of the Charged Property or any part thereof, such dividends, interest, distributions or other moneys or assets to be held by the Chargee, until applied in the manner described in Sub-Clause 7.4, as additional security charged under and subject to the terms of this Charge and any such dividends, interest, distributions or other moneys or assets received by the Primary Chargor after such time shall be held in trust by the Primary Chargor for the Chargee and paid or transferred to the Chargee on demand; and/or

(c)	appoint by instrument any person to be a receiver of the Charged Property (the “Receiver”) and remove any Receiver so appointed and appoint another or others in his stead; and/or

(d)	sell, transfer, grant options over or otherwise dispose of the Charged Property or any part thereof at such place and in such manner and at such price or prices as the Chargee may deem fit, and thereupon the Chargee shall have the right to deliver, assign and transfer in accordance therewith the Charged Property so sold, transferred, granted options over or otherwise disposed of; and/or

(e)	complete any undated blank share transfer forms of all or any part of the Charged Property by dating the same and/or inserting its name or the name of its nominee as transferee.

7.2	The Chargee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Charge or to make any claim or to take any action to collect any moneys assigned by this Charge or to enforce any rights or benefits assigned to the Chargee by this Charge or to which the Chargee may at any time be entitled hereunder.

7.3	Upon any sale of the Charged Property or any part thereof by the Chargee the purchaser shall not be bound to see or enquire whether the Chargee’s power of sale has become exercisable in the manner provided in this Charge and the sale shall be deemed to be within the power of the Chargee, and the receipt of the Chargee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

7.4	All moneys received by the Chargee pursuant to this Charge shall be held by it upon trust in the first place to pay or make good all such expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever as may have been paid or incurred by the Chargee in exercising any of the powers specified or otherwise referred to in this Charge and the balance shall be applied in the following manner:

(a)	FIRSTLY: in or towards satisfaction of any amounts in respect of any accrued and unpaid interest on any principal and other Secured Obligations (other than principal) due to the Chargee;

(b)	SECONDLY: in or towards satisfaction of any principal due to the Chargee;

(c)	THIRDLY: in or towards satisfaction of any amounts in respect of any remaining balance of the Secured Obligations as are then accrued due and payable or are then due and payable by virtue of payment demanded;

(d)	FOURTHLY: in retention of an amount equal to any part or parts of the Secured Obligations as are or are not then due and payable but which (in the reasonable opinion of the Chargee) will or may become due and payable in the future and, upon the same becoming due and payable, in or towards satisfaction thereof in accordance with the foregoing provisions of this Sub-Clause 7.4; and

(e)	FIFTHLY: the surplus (if any) shall be repaid promptly to the Primary Chargor or whosoever else may be entitled thereto.

7.5	Neither the Chargee nor its agents, managers, officers, employees, delegates or advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder, except to the extent that such claim, demand, liability, loss, damage, cost or expense have resulted from the bad faith or willful misconduct of the Chargee or its agents, managers, officers, employees, delegates or advisers.

7.6	The Chargee shall not by reason of the taking of possession of the whole or any part of the Charged Property or any part thereof be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee-in-possession might be liable.

7.7	In addition to all other rights or powers vested in the Chargee hereunder or by statute or otherwise, the Receiver may take such action in relation to the enforcement of this Charge to:

(a)	take possession of, redeem and collect all or any part of the Charged Property;

(b)	raise or borrow money and grant security therefor over all or any part of the Charged Property;

(c)	appoint an attorney or accountant or other professionally qualified person to assist him in the performance of his functions in relation to the Charged Property;

(d)	do all acts and to execute in the name and on behalf of the Chargors any document or deed in respect of all or any part of the Charged Property;

(e)	in the name of either Chargor or in his or her own name, bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Charged Property and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

(f)	sell, call in, collect and convert to money the Charged Property or any of it at such place and in such manner and at such price or prices as he shall reasonably think fit;

(g)	exercise any powers, discretion, voting or other rights or entitlements in relation to the Charged Property and generally to carry out any other action which he reasonably thinks appropriate in relation to the enforcement of this Charge;

(h)	make any arrangement or compromise which he shall think expedient in relation to the Charged Property; and

(i)	do all such other acts and things as may be considered to be incidental or conducive to any of the matters or powers aforesaid and which the Receiver lawfully may or can do as agent for either Chargor in relation to the Charged Property.

7.8	Every Receiver shall, so far as he concerns responsibility for his acts, be deemed to be an agent of either Chargor in relation to the Charged Property, which shall be solely responsible for his acts and defaults and for the payment of his remuneration and no Receiver shall at any time act as agent for the Chargee.

7.9	Every Receiver shall be entitled to remuneration for his services at a commercially reasonable rate to be fixed by agreement between him and the Chargee (or, failing such agreement, to be fixed by the Chargee) appropriate to the work and responsibilities involved, upon the basis of current industry practice.

7.10	Any remedies referred to in Section 66 of the BVI Business Companies Act, 2004 (British Virgin Islands), including the right to sell the shares and the right to appoint a receiver to vote the shares, receive distributions, and exercise any other rights in respect of the shares, shall not be exercisable upon the occurrence of an Event of Default until:

(a)	such Event of Default has occurred and has continued for a period of not less than five (5) Business Days; and

(b)	such Event of Default has not been rectified within five (5) Business Days from service of a notice specifying such Event of Default and requiring rectification thereof.

7.11	The Conveyancing and Law of Property Act shall not apply to this Charge.

8.	FURTHER ASSURANCES

8.1	The Chargors (with respect to the Secondary Chargor, to the extent any Charged Shares are held by the Secondary Chargor on behalf of the Primary Chargor) shall execute and do all such assurances, acts and things as the Chargee may reasonably require for:

(a)	perfecting, protecting or ensuring the priority of the Security Interest hereby created (or intended to be created);

(b)	preserving or protecting any of the rights of the Chargee under this Charge;

(c)	ensuring that the security constituted by this Charge and the covenants and obligations of the Chargors under this Charge shall inure to the benefit of any permitted assignee of the Chargee;

(d)	facilitating the appropriation or realisation of the Charged Property or any part thereof; or

(e)	exercising any power, authority or discretion vested in the Chargee under this Charge,

in any such case, forthwith upon demand by the Chargee and at the expense of the Primary Chargor.

8.2	Without limitation to the generality of Sub-Clause 8.1, the Primary Chargor covenants with the Chargee that he will on demand of the Chargee use his best efforts to procure any amendment to the memorandum of association or articles of association of the Company reasonably necessary or, in the opinion of the Chargee reasonably desirable, in order to give effect to the terms of this Charge or any documents or transactions provided for herein.

8.3	The Chargors shall provide such assurances and do all acts and things the Receiver may reasonably require for the purpose of exercising the powers (or giving effect to the exercise of the powers) conferred on the Receiver hereunder and the Chargors hereby irrevocably appoints the Receiver to be the lawful attorney in fact of the Chargors to do any act or thing and to exercise all the powers of the Chargors for the purpose of exercising the powers (or giving effect to the exercise of the powers) conferred on the Receiver hereunder.

8.4	The Chargors shall (a) procure the entry in the share register of the Company pursuant to section 66(8) of the BVI Business Companies Act, 2004 (British Virgin Islands) of the details of this Charge and have the Company submit its share register for registration by the Registrar of Corporate Affairs pursuant to section 231 of the BVI Business Companies Act, 2004 (British Virgin Islands), in each case, within ten (10) Business Days from the date of this Charge, and (b) have the Company not amend the same or inform the Registrar of Corporate Affairs that it ceases to register any changes in the register, without the consent of the Chargee.

9.	INDEMNITIES

9.1	The Primary Chargor will indemnify and hold harmless the Chargee, the Receiver and each agent or attorney appointed under or pursuant to this Charge from and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges properly and reasonably suffered, incurred or made by the Chargee, the Receiver or such agent or attorney:

(a)	in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Charge;

(b)	in the preservation or enforcement of the Chargee’s rights under this Charge or the priority thereof; or

(c)	on the release of any part of the Charged Property from the security created by this Charge,

and the Chargee, the Receiver or such agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by this Charge. All amounts recoverable by the Chargee, the Receiver or such agent or attorney or any of them shall be recoverable on a full indemnity basis.

9.2	If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Primary Chargor or the bankruptcy or liquidation of the Primary Chargor or for any other reason any payment under or in connection with this Charge is made or falls to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Charge (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Chargee when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Charge, the Primary Chargor, as a separate and independent obligation, shall indemnify and hold harmless the Chargee against the amount of such shortfall. For the purposes of this Clause, “rate of exchange” means the rate at which the Chargee is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

10.	POWER OF ATTORNEY

10.1	The Chargors (with respect to the Secondary Chargor, to the extent any Charged Shares are held by the Secondary Chargor on behalf of the Primary Chargor), by way of security and in order more fully to secure the performance of their obligations hereunder, hereby irrevocably appoints the Chargee and the persons deriving title under it jointly and also severally to be their attorney:

(a)	to execute and complete in favour of the Chargee or its nominees or of any purchaser any documents which the Chargee may from time to time require for perfecting its title to or for vesting any of the Charged Property in the Chargee or its nominees or in any purchaser and to give effectual discharges for payments;

(b)	to take and institute on non-payment (if the Chargee reasonably thinks fit) all steps and proceedings in the name of the Chargors or of the Chargee for the recovery of the Charged Property and to agree accounts;

(c)	to make allowances and give time or other indulgence to any surety or other person liable;

(d)	otherwise generally to act for them and in their names and on their behalf; and

(e)	to sign, execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the moneys, property and assets hereby charged, and all such deeds, instruments, acts and things (including, without limitation, those referred to in Clause 8) which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.

Notwithstanding the foregoing, prior to the occurrence of an Event of Default, the Chargee (and the persons deriving title under it) shall not exercise its rights under the power of attorney under this Clause 10.1 unless the Chargee has requested the Chargors to perform the relevant obligations and the Chargors have failed to promptly perform such obligations.

10.2	The power hereby conferred shall be a general power of attorney and the Chargors hereby ratify and confirm and agree to ratify and confirm any instrument, act or thing which any such attorney may execute or do. In relation to the power referred to herein, the exercise by the Chargee of such power shall be conclusive evidence of its right to exercise the same.

11.	EXPENSES

11.1	The Primary Chargor shall pay to the Chargee on demand all costs, fees and reasonable expenses (including, but not limited to, reasonable legal fees and expenses) and taxes thereon incurred by the Chargee or for which the Chargee may become liable in connection with:

(a)	the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Charge or the priority hereof;

(b)	any variation of, or amendment or supplement to, any of the terms of this Charge; and/or

(c)	any consent or waiver required from the Chargee in relation to this Charge,

and in any case referred to in Paragraphs (b) and (c) regardless of whether the same is actually implemented, completed or granted, as the case may be.

11.2	The Primary Chargor shall pay promptly any stamp, documentary and other like duties and taxes to which this Charge may be subject or give rise and shall indemnify the Chargee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Primary Chargor to pay any such duties or taxes.

12.	NOTICES

Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this Clause). Any notice sent by post as provided in this Clause shall be deemed to have been served five (5) Business Days after despatch and any notice sent by facsimile as provided in this Clause shall be deemed to have been served at the time of despatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly despatched to a current facsimile number of the addressee.

Chargors:

Mr. Yu Chuan Yih

Unit #12, 12/F, Block A

Focal Industrial Centre

21 Man Lok Street

Hung Hom, Kowloon, Hong Kong

Fax: +86 755 2526 0329

Chargee:

Urban Prosperity Holding Limited

190 Elgin Avenue

George Town, Grand Cayman KY1-9005

Cayman Islands

Attention: Neil Gray & Kareen Watler

With a copy to:

FountainVest Partners (Asia) Limited

Suite 705-708, ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Mr. George Chuang / Mr. Edward Yu / Mr. Brian Lee

Email:	georgechuang@fountainvest.com / edwardyu@fountainvest.com / brianlee@fountainvest.com

Fax: +852 3107 2490

13.	ASSIGNMENTS

13.1	This Charge shall be binding upon and shall inure to the benefit of the Chargors and the Chargee and each of their respective successors and (subject as hereinafter provided) assigns and references in this Charge to any of them shall be construed accordingly.

13.2	Neither Chargor may assign or transfer all or any part of his or her rights and/or obligations under this Charge except the transfer between the Chargors.

14.	MISCELLANEOUS

14.1	The Chargee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Chargee under this Charge in relation to the Charged Property or any part thereof. Any such delegation may be made upon such terms and be subject to such regulations as the Chargee may reasonably think fit. The Chargee shall not be in any way liable or responsible to the Chargors for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Chargee has acted reasonably in selecting such delegate.

14.2	This Charge, including its Schedules / together with any documents referred to herein, contains the whole agreement between the Parties in respect of the subject matter of this Charge and supersedes and replaces any prior written or oral agreements, representations or understandings between them relating to such subject matter. The Parties confirm that they have not entered into this Charge on the basis of any representation that is not expressly incorporated into this Charge. Without limiting the generality of the foregoing, neither party shall have any remedy in respect of any untrue statement made to him upon which he may have relied in entering into this Charge, and a Party’s only remedy is for breach of contract. However, nothing in this Charge purports to exclude liability for any fraudulent statement or act.

14.3	No variations of this Charge shall be effective unless made in writing and signed by each of the Parties.

14.4	The headings in this Charge are inserted for convenience only and shall not affect the construction of this Charge.

14.5	This Charge may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

14.6	If any of the clauses, sub-clauses, paragraphs, conditions, covenants or restrictions of this Charge or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, sub-clause, paragraph, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

15.	LAW AND JURISDICTION

This Charge shall be governed by and construed in accordance with the laws of the British Virgin Islands and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the British Virgin Islands, provided that nothing in this Clause shall affect the right of the Chargee to serve process in any manner permitted by law or limit the right of the Chargee to take proceedings with respect to this Charge against the Chargors in any jurisdiction nor shall the taking of proceedings with respect to this Charge in any jurisdiction preclude the Chargee from taking proceedings with respect to this Charges in any other jurisdiction, whether concurrently or not.

IN WITNESS whereof the Parties hereto have caused this Charge to be duly executed as a Deed the day and year first before written.

EXECUTED as a Deed	)	/s/ Yu Chuan Yih
by YU CHUAN YIH and delivered	)
on the date first written above in the	)
presence of:	)

EXECUTED as a Deed	)	/s/ Ka Man Au
by KA MAN AU and delivered	)
on the date first written above in the	)
presence of:	)

The Common Seal of	)
the Chargee	)
was hereunto affixed	)
in the presence of:	)

SCHEDULE A

SHARE TRANSFER FORM

LJ INTERNATIONAL, INC.

(the “Company”)

TRANSFER OF SHARES

YU CHUAN YIH DOES HEREBY SELL, TRANSFER AND ASSIGN to URBAN PROSPERITY HOLDING LIMITED the following:

3,390,053 ordinary shares in the Company, a company incorporated under the laws of the British Virgin Islands.

In the event that any of the aforementioned 3,390,053 ordinary shares of the Company are held in the name of the KA MAN AU as of the date of this Share Transfer, KA MAN AU does hereby sell, transfer and assign to URBAN PROSPERTIY HOLDING LIMITED such number of ordinary shares.

[Signature Page follows]

DATED

YU CHUAN YIH

KA MAN AU

Agreed and Accepted this

URBAN PROSPERITY HOLDING LIMITED

By:
Name:
Title:

[Share Charge – Signature Page to Share Transfer Form]

SCHEDULE B

LJ INTERNATIONAL, INC.

(the “Company”)

P R O X Y

I, YU CHUAN YIH, beneficial owner of 3,390,053 of the issued and outstanding ordinary shares in the Company (the “Shares”) hereby irrevocably appoint URBAN PROSPERITY HOLDING LIMITED as my proxy to vote the Shares on my behalf at any meeting of shareholders or to execute on my behalf any written resolution of the shareholders of the Company.

[Signature Page follows]

EXECUTED AS A DEED on this

YU CHUAN YIH

[Share Charge – Signature Page to Proxy]

SCHEDULE C

UNDERTAKING FROM THE COMPANY

LJ INTERNATIONAL, INC. (the “Company”) hereby irrevocably UNDERTAKES and COVENANTS with URBAN PROSPERITY HOLDING LIMITED (the “Transferee”) as follows:

(a)	(i) to procure the entry in the share register of the Company pursuant to section 66(8) of the BVI Business Companies Act, 2004 (British Virgin Islands) of the details of the Share Charge (as defined below) as set out in Attachment A attached hereto and submit the Company’s share register for registration by the Registrar of Corporate Affairs pursuant to section 231 of the BVI Business Companies Act, 2004 (British Virgin Islands), in each case, within ten (10) Business Days from the date of the Share Charge, and (ii) not to amend the same or inform the Registrar of Corporate Affairs that it cease to register any changes in the register, without the consent of the Chargee;

(b)	not to recognize or register any transfer of any of the Charged Shares during the Security Period without the consent of the Chargee;

(c)	(i) to deliver, concurrently or as soon as reasonably practicable (and in any event within two (2) Business Days of the Share Charge), a “stop transfer” notice in the form provided by the Transferee or its representatives to Computershare, the Company’s transfer agent, in respect of the First Tranche Charged Shares, and (ii) not to revoke or amend such notice to Computershare during the Security Period without the consent of the Chargee; and

(d)	to register all transfers of Charged Shares submitted to the Company for registration by the Transferee pursuant to the due exercise of rights under the Share Charge as soon as practical following the submission of such transfers.

This Undertaking is given pursuant to Paragraph 4.2(d) of the Share Charge (the “Share Charge”) dated March 22, 2013 among Yu Chuan Yih, Ka Man Au, and the Transferee, and any capitalised terms used herein and not otherwise defined herein shall have the meanings given such terms in the Share Charge.

[Signature Page follows]

EXECUTED AS A DEED on behalf of the Company on

Director

Director/Secretary

[Share Charge – Signature Page to Undertaking from the Company]

Attachment A to Schedule C

The following notation shall be made to the share register of the Company:

“All of the 3,390,053 ordinary shares of the Company legally and beneficially owned by Yu Chuan Yih (the “Primary Chargor”), of which 1,855,700 ordinary shares of the Company are held by Ka Man Au (the “Secondary Chargor”) on behalf of the Primary Chargor, have been mortgaged or charged in favour of Urban Prosperity Holding Limited (the “Chargee”) pursuant to a share charge dated March 22, 2013 made by the Primary Chargor and the Secondary Charger in favour of the Chargee.”